Exhibit 4.2

Execution Version

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

7% SERIES A PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED SHARES

OF

JAMES RIVER GROUP HOLDINGS, LTD.

James River Group Holdings, Ltd., a Bermuda exempted company (the “Company”), hereby certifies that, pursuant to the authority contained in the Companies Act 1981 (as amended from time to time, the “Act”) and Bye-Law 4.2 of its Fourth Amended and Restated Bye-Laws (as amended and restated from time to time, the “Bye-Laws”), on November 10, 2024, the board of directors of the Company (the “Board”) adopted the following resolution (the “Resolution”):

WHEREAS, pursuant to the authority contained in the Act and Bye-Laws, the Board previously created, authorized and provided for the issue of a series of 7% Series A Perpetual Cumulative Convertible Preferred Shares, US$0.00125 par value per share, US$1,000.00 liquidation preference per share (the “Series A Preferred Shares”), consisting of 165,000 shares;

WHEREAS, the Board and the holder of all of the outstanding shares of Series A Preferred Shares have approved an amendment and restatement of the designations, powers and preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Shares, in addition to those set forth in the Bye-Laws; and

WHEREAS, in connection with the amendment and restatement of this Certificate of Designations, the holders have agreed to exchange 37,500 Series A Preferred Shares for 5,859,375 Common Shares.

RESOLVED, that, all of the amended and restated designations, powers and preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Shares are as set forth in this Resolution as follows:

Section 1. Designation and Number of Shares. The designation of the Series A Preferred Shares shall be “7% Series A Perpetual Cumulative Convertible Preferred Shares” and the authorized number of shares that shall constitute this series shall be 165,000 shares, US$0.00125 par value per share, US$1,000.00 liquidation preference per share. The number of Series A Preferred Shares from time to time shall be decreased by the Initial Conversion and may be increased or further decreased (but not below the number of Series A Preferred Shares then outstanding and subject to Section 13(b)(iii)) by further resolution duly adopted by the Board, or any duly authorized committee thereof. The Company shall not have the authority to issue fractional Series A Preferred Shares, except in the case of payment of Dividends.

Section 2. Ranking. The Series A Preferred Shares will rank, as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, senior to the Common Shares and each other class or series of Capital Shares of the Company now existing or hereafter authorized (such shares, “Junior Shares”).

Section 3. Definitions. As used herein for all purposes of this Certificate of Designations:

“Accrued Dividends” means, as of any date, with respect to any Series A Preferred Share, all Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid.

“Act” has the meaning set forth in the recitals above.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates (including such Investor Party’s “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether debt or equity) shall not be deemed an Affiliate of such Investor Party). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Amendment Date” means November 11, 2024.

“Beneficially Own,” “Beneficially Owned” or “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time.

“Board” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bye-Laws” has the meaning set forth in the recitals above.

“Calculation Agent” means the calculation agent appointed by the Company, which may be a person or entity affiliated with the Company.

“Capital Shares” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) shares issued by such Person.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Shares, as it may be amended from time to time.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Shares on Nasdaq on such date. If the Common Shares are not traded on Nasdaq on any date of determination, the Closing Price of the Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Shares are so listed or quoted, or if the Common Shares are not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Shares in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Shares on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Shares” means the authorized common shares, $0.0002 par value per share, of the Company.

“Company” has the meaning set forth in the recitals above.

“Constituent Person” has the meaning set forth in Section 12(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Shares, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Notice” has the meaning set forth in Section 8(a)(i).

“Conversion Price” means, for each Common Share into which the Series A Preferred Share is convertible, a dollar amount equal to 130.0% of the Minimum Price, rounded to four decimal places, subject to adjustment as set forth herein.

“Conversion Rate” means, for each Series A Preferred Share, an amount equal to the Liquidation Preference divided by the Conversion Price.

“Current Market Price” per Common Share, as of any date of determination, means the arithmetic average of the VWAP per Common Share for each of the five (5) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 11.

“Distributed Property” has the meaning set forth in Section 11(a)(iv).

“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Shares, whether by means of a spin-off, split-off, redemption, reclassification, exchange, share dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2024; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means in respect of any Series A Preferred Share the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.

“Dividend Rate” means (i) from and including the Original Issuance Date, to but excluding the First Reset Date, 7% of the Liquidation Preference per annum; and (ii) from and including the First Reset Date, during each Reset Period, an amount equal to the Five-Year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 5.2% of the Liquidation Preference per annum; provided that in no event shall such rate exceed 8%.

“Dividend Record Date” has the meaning set forth in Section 4(d).

“Dividends” has the meaning set forth in Section 4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 12(a).

“Expiration Date” has the meaning set forth in Section 11(a)(iii).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board, or an authorized committee thereof.

“First Reset Date” means October 1, 2029.

“Five-Year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable:

(i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the average of the yields to maturity for the five Business Days immediately prior to such Reset Dividend Determination Date for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets; or

(ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the average of the yields to maturity for the five Business Days immediately prior to such Reset Dividend Determination Date for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15 under the caption “Treasury constant maturities.” The Five-Year U.S. Treasury Rate will be determined by the Calculation Agent on the applicable Reset Dividend Determination Date. If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-Year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

“Fundamental Change” means the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than any one or more of the following: (i) 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Shares of the Company and (ii) 50% of the aggregate economic interests represented by the issued and outstanding Voting Shares of the Company;

(ii) the sale, transfer or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company;

(iii) during any period of eighteen (18) consecutive calendar months, individuals who at the beginning of such period constituted the Board (together with any new directors (i) whose election by the Board was or (ii) whose nomination for election by the Company’s shareholders was, prior to the date of the proxy or consent solicitation relating to such nomination, approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; or

(iv) a plan relating to the liquidation or dissolution of the Company is adopted.

“Fundamental Change Effective Date” has the meaning set forth in Section 9(b).

“Fundamental Change Repurchase” has the meaning set forth in Section 9(a).

“Fundamental Change Repurchase Date” means, with respect to each Series A Preferred Share, the date on which the Company makes the payment in full of the Fundamental Change Repurchase Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.

“Fundamental Change Repurchase Price” has the meaning set forth in Section 9(a).

“Holder” means a Person in whose name the Series A Preferred Shares are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the Series A Preferred Shares for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received Series A Preferred Shares in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the Series A Preferred Shares were registered immediately prior to such transfer shall remain the Holder of such shares.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing appointed by the Company; provided, however, that such firm or consultant is not an Affiliate of the Company.

“Initial Conversion” has the meaning set forth in Section 7(a).

“Initial Fundamental Change Notice” has the meaning set forth in Section 9(b).

“Investment Agreement” means that certain Investment Agreement between the Company and the Investor dated as of February 24, 2022, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Investor” has the meaning set forth in the Investment Agreement.

“Investor Parties” means each Investor and each Permitted Transferee of each Investor to whom Series A Preferred Shares or Common Shares are transferred that become a party to the Investment Agreement pursuant to Section 8.03 thereof.

“Issuance Date” means, with respect to any Series A Preferred Shares, the date of issuance of such share.

“Junior Shares” has the meaning set forth in Section 2(c).

“Liquidation Preference” means, with respect to any Series A Preferred Shares, as of any date, $1,000 per share.

“Mandatory Conversion” has the meaning set forth in Section 7(b).

“Mandatory Conversion Date” has the meaning set forth in Section 7(b).

“Mandatory Conversion Price” means 200% of the Conversion Price, as adjusted pursuant to the provisions of Section 11(a).

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Shares by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Shares or options contracts relating to the Common Shares on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Shares on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Shares on the Relevant Exchange.

“Memorandum of Association” means the Memorandum of Association of the Company.

“Minimum Price” means $6.40.

“Notice of Mandatory Conversion” has the meaning set forth in Section 7(c).

“Nasdaq” means the Nasdaq Global Select Market.

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company.

“Original Issuance Date” means March 1, 2022.

“Permitted Dividend” means a maximum of $0.05 per Common Share per quarter, or such higher amount as may be approved from time to time by the Holders of at least a majority of the Series A Preferred Shares then outstanding (if acting at a meeting) or three-quarters of the Series  A Preferred Shares (if acting by written consent), in each case as adjusted for share splits and combinations, share dividends, recapitalizations and similar events.

“Permitted Transferee” has the meaning set forth in the Investment Agreement.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Shares” means the authorized preferred shares, $0.00125 par value per share, of the Company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Shares have the right to receive any cash, securities or other property or in which Common Shares are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Register of Members” means the register of members referred to in the Bye-laws.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Shares, and its successors and assigns.

“Registration Rights Agreement” means that certain Registration Rights Agreement between the Company and the Investor dated as of March 1, 2022, as it may be amended, supplemented or otherwise modified from time to time.

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event.”

“Reorganization Event” has the meaning set forth in Section 12(a).

“Required Regulatory Approvals” has the meaning set forth in the Investment Agreement.

“Requisite Shareholder Approval” means the shareholder approval contemplated by Nasdaq Listing Standard Rule 5635 with respect to the issuance of Common Shares upon conversion of the Series A Preferred Shares in excess of the limitations imposed by such rule; provided that the Requisite Shareholder Approval will be deemed to be obtained if such shareholder approval is no longer required for the Company to settle all conversions of the Series A Preferred Shares into Common Shares without regard to such limitations (whether due to the transactions contemplated by the Investment Agreement not exceeding any of the limitations imposed by such rule, any amendment or binding change in the interpretation of the applicable listing standards of Nasdaq, or otherwise).

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, will not be adjusted for Business Days.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

“Risk-Based Capital” means the Company’s risk-based capital requirements determined by the ratio of the Company’s total adjusted capital to its authorized control level risk-based capital, as defined by the RBC Instructions adopted by the National Association of Insurance Commissioners.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Shares” has the meaning set forth in Section 1.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Trading Period” has the meaning set forth in Section 7(b).

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Shares, and its successors and assigns. The Transfer Agent initially shall be Broadridge Corporate Issuer Solutions, Inc.

“Transfer Restriction Voting Threshold” has the meaning set forth in Section 14.

“Trigger Event” has the meaning set forth in Section 11(a)(viii).

“Voting Shares” means (i) with respect to the Company, the Common Shares, the Series A Preferred Shares (subject to the limitations set forth herein) and any other Capital Shares of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Shares of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per Common Share on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

Section 4. Dividends.

(a) Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b) Accrual of Dividends. Dividends on each Series A Preferred Share (i) shall accrue on a quarterly basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available under the Act to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, including under section 54 of the Act, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. Dividends for the first Dividend Payment Period shall accrue at the Dividend Rate from the Amendment Date to the day before the first Dividend Payment Date (December 31, 2024). Dividends will not compound.

(c) Payment of Dividend. With respect to any Dividend Payment Date, the Company may pay, to the extent permitted by applicable law, in its sole discretion, Dividends on each Series A Preferred Share either in cash, or in the form of Common Shares, or in the form of additional Series A Preferred Shares as and when authorized by the Board, or any duly authorized committee thereof; provided that cash dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(d) Record Date. The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), whether or not such day is a Business Day.

(e) Priority of Dividends. So long as any Series A Preferred Shares remain outstanding, unless full Dividends on all outstanding Series A Preferred Shares that have accrued from and including the Issuance Date have been declared and paid, or have been or contemporaneously are declared and an amount of cash or Common Shares or additional Series A Preferred Shares sufficient for the payment of those Dividends has been or is set aside for the benefit of the Holders, the Company may not declare any cash dividend on, or make any cash distributions relating to, Junior Shares, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Shares, other than:

(i) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of Junior Shares through the use of the proceeds of a substantially contemporaneous sale of other Junior Shares;

(iii) as a result of an exchange or conversion of any class or series of Junior Shares for any other class or series of Junior Shares;

(iv) purchases of fractional interests in Junior Shares pursuant to the conversion or exchange provisions of such Junior Shares or the security being converted or exchanged;

(v) payment of any dividends in respect of Junior Shares where the dividend is in the form of the same shares or rights to purchase the same shares as that on which the dividend is being paid;

(vi) distributions of Junior Shares or rights to purchase Junior Shares; or

(vii) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption, repurchase or exchange of any rights under any such plan.

If any Dividend is to be paid in the form of Common Shares or additional Series A Preferred Shares, the number of Common Shares or additional Series A Preferred Shares to be issued in payment of such Dividend with respect to each outstanding Series A Preferred Share shall be determined by dividing (i) the amount of the dividend so declared by (ii) the Current Market Price , in the case of Common Shares, or the Liquidation Preference, in the case of additional Series A Preferred Shares, in each case rounded to the nearest whole share (with 0.5 of a share being rounded upward).

(f) Conversion Following a Record Date. If the Conversion Date for any Series A Preferred Shares is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any Dividend in respect of such Dividend Record Date. If the Conversion Date for any Series A Preferred Shares is after the close of business on a Dividend Record Date but prior to the corresponding payment date for such Dividend, the Holder of such shares as of such Dividend Record Date shall be entitled to receive such Dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends or the Liquidation Preference under Section 6(a) or Section 7(b), as applicable, with respect to such Conversion Date.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Shares, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series A Preferred Share equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such Series A Preferred Share as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such Series A Preferred Shares into Common Shares (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders, the amounts distributed to the Holders shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Amalgamation, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, amalgamation, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, amalgamation, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 6. Right of the Holders to Convert.

(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each of such Holder’s Series A Preferred Shares at any time into (i) the number of Common Shares equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such Series A Preferred Share to be converted divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 11(h); provided that, unless and until the Requisite Shareholder Approval is obtained, no Common Shares will be issued or delivered upon conversion of any Series A Preferred Share of any Holder, and no Series A Preferred Share of any Holder will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in the Holders in the aggregate Beneficially Owning in excess of nineteen and nine-tenths percent (19.9%) of the number of Common Shares then outstanding or the total voting power of the Voting Shares then outstanding. Subject to the foregoing conditions, the right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Shares from time to time.

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of the Series A Preferred Shares, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Series A Preferred Shares then outstanding. Any Common Shares issued upon conversion of Series A Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable.

Section 7. Mandatory Conversion by the Company.

(a) On or before November 11, 2024, the Company shall exchange (the “Initial Conversion”) 37,500 Series A Preferred Shares into 5,859,375 Common Shares.

(b) At any time on or after the Amendment Date, if the VWAP per Common Share is greater than the Mandatory Conversion Price for twenty (20) consecutive Trading Days (the “Trading Period”), the Company may elect to convert (a “Mandatory Conversion”) all of the outstanding Series A Preferred Shares into Common Shares (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(b), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each Series A Preferred Share then outstanding shall be converted into (i) the number of Common Shares equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such Series A Preferred Share as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set out in Section 11(h).

(c) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, on the first Business Day following the completion of the Trading Period, provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than ten (10) Business Days and no more than twenty (20) Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date selected by the Company; and

(ii) the Conversion Price as expected to be in effect on the Mandatory Conversion Date, the number of Series A Preferred Shares to be converted from such Holder, the number of Common Shares expected to be issued to such Holder upon conversion of each such Series A Preferred Share and the Liquidation Preference expected as of the Mandatory Conversion Date.

(d) Mandatory Conversion Before March 1, 2027. Upon any conversion on or before March 1, 2027 resulting from a Mandatory Conversion at the Issuer’s Option pursuant to Section 7(b), all Dividends that would have accrued from the Mandatory Conversion Date to the later of March 1, 2027 or the last day of the eighth quarter following the Mandatory Conversion Date, the last eight quarters of which shall be discounted to present value using a discount rate of 3.5%, will be immediately payable in the Company’s Common Shares, valued at the average of the daily VWAP of the Company’s Common Shares during the five (5) Trading Days immediately preceding the conversion.

Section 8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert Series A Preferred Shares pursuant to this Section 8(a):

(i) in the case of a conversion pursuant to Section 6(a), complete and sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on the completion of a Fundamental Change or other corporate transaction;

(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the Series A Preferred Shares to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 20.

The “Conversion Date” means (A) with respect to conversion of any Series A Preferred Shares at the option of any Holder pursuant to Section 6(a), the date on which such Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), (B) with respect to the Initial Conversion pursuant to Section 7(a), November 11, 2024 and (C) with respect to Mandatory Conversion pursuant to Section 7(b), the Mandatory Conversion Date.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any Series A Preferred Shares, Dividends shall no longer accrue or be declared on any such Series A Preferred Shares, and such Series A Preferred Shares shall cease to be outstanding. Upon any conversion, the Holder will not receive any payment in cash, Common Shares or Series A Preferred Shares representing Accrued Dividends for any period following the last day of the most recently completed fiscal quarter, except as otherwise set forth in Section 4(f) and Section 8(c).

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such Common Shares and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 8(a)(i) specifies a date of delivery for any Common Shares, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 11(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of Common Shares, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which Common Shares (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of Series A Preferred Shares should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Status of Converted or Reacquired Shares. Series A Preferred Shares converted in accordance with this Certificate of Designations, or otherwise acquired by the Company in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof and shall not be reissued as shares of such series. All such shares shall, upon their retirement, become authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Bye-Laws.

(e) Partial Conversion. In case any certificate for Series A Preferred Shares shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the Series A Preferred Shares not converted.

Section 9. Fundamental Change.

(a) Holder Rights Upon Fundamental Change. Upon the occurrence of a Fundamental Change, each Holder of outstanding Series A Preferred Shares may, at such Holder’s election, effective as of immediately prior to the Fundamental Change, convert all or a portion of its Series A Preferred Shares pursuant to Section 6(a), provided that if the Holder does not make such an election with respect to all of its Series A Preferred Shares, such Holder may require the Company to repurchase (the “Fundamental Change Repurchase”) any or all of such Holder’s Series A Preferred Shares at a purchase price per Series A Preferred Share equal to the sum of the Liquidation Preference and the Accrued Dividends with respect to such Series A Preferred Share as of the date of such repurchase (the “Fundamental Change Repurchase Price”), subject to applicable law, including, as applicable, the requirements of section 42 or section 42A of the Act. The Fundamental Change Repurchase Price shall be paid in cash.

(b) Initial Fundamental Change Notice. On or before the twentieth (20th) Business Day prior to the effective date of a Fundamental Change (the “Fundamental Change Effective Date”) (or, if later, promptly after the Company discovers that a Fundamental Change may occur), a written notice (the “Initial Fundamental Change Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (i) the date on which the Fundamental Change is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Fundamental Change was filed), (ii) a description of the material terms and conditions of the Fundamental Change and (iii) the then applicable Conversion Price. No later than ten (10) Business Days prior to the Fundamental Change Effective Date as set forth in the Initial Fundamental Change Notice (or, if the Fundamental Change has already occurred as provided in the Initial Fundamental Change Notice, promptly, but no later than the tenth (10th) Business Day following receipt thereof), any Holder that desires to exercise its rights pursuant to Section 9(a) shall notify the Company in writing thereof and shall specify (x) whether such Holder is electing to exercise its right to convert all or a portion of its Series A Preferred Shares or to cause the Company to repurchase all or a portion of its Series A Preferred Shares pursuant to Section 9(a), and (y) the number of Series A Preferred Shares subject thereto.

(c) Final Fundamental Change Repurchase Notice. Within two (2) days prior to the Fundamental Change Effective Date (or if the Company discovers later than such date that a Fundamental Change has occurred, promptly following the date of such discovery), a final written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company on the Business Day immediately prior to the date such notice is sent, which notice shall contain:

(i) a statement setting forth in reasonable detail the calculation of the Fundamental Change Repurchase Price with respect to such Holder;

(ii) the Fundamental Change Repurchase Date, which shall be no later than 60 days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Fundamental Change Repurchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 9(c)(iii) below; and

(iii) the instructions a Holder must follow to receive the Fundamental Change Repurchase Price in connection with such Fundamental Change.

(d) Fundamental Change Repurchase Procedure. To receive the Fundamental Change Repurchase Price, a Holder must surrender to the Transfer Agent in accordance with the instructions delivered pursuant to Section 9(c)(iii), the certificates representing the Series A Preferred Shares to be repurchased by the Company or lost share affidavits therefor, to the extent applicable.

(e) Delivery upon Fundamental Change Repurchase. Upon a Fundamental Change Repurchase, subject to Section 9(i) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer of immediately available funds or delivery of Common Shares or a combination thereof, as applicable, the Fundamental Change Repurchase Price for such Holder’s Series A Preferred Shares.

(f) Treatment of Shares. Until a Series A Preferred Share is repurchased by the payment or deposit in full of the applicable Fundamental Change Repurchase Price as provided in Section 9(h), such Series A Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; except that no such Series A Preferred Shares may be converted into Common Shares following the Fundamental Change Effective Date.

(g) Fundamental Change Agreements. The Company shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Fundamental Change Repurchase in a manner that is consistent with and gives effect to this Section 9.

(h) With respect to any Series A Preferred Share to be repurchased by the Company pursuant to the Fundamental Change Repurchase and which has been redeemed in accordance with the provisions of this Section 9, or for which the Company has irrevocably deposited an amount in cash equal to the Fundamental Change Repurchase Price in respect of such share with the Transfer Agent, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Fundamental Change Repurchase Price therefor.

(i) Notwithstanding anything to the contrary contained in this Section 9, in the event of a Fundamental Change Repurchase, the Company shall only pay the Fundamental Change Repurchase Price after paying in full in cash all obligations of the Company and its subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the payment of such Fundamental Change Repurchase Price.

(j) Notwithstanding anything to the contrary contained in this Section 9, upon any Fundamental Change Repurchase on or before March 1, 2027, all Dividends that would have accrued between the Original Issuance Date and March 1, 2027, but have not yet been paid, will be immediately payable in cash, to the extent not prohibited by law, including under section 54 of the Act.

Section 10. Redemption. Except as provided in Section 9, the Series A Preferred Shares shall not be subject to any mandatory redemption, and shall not be redeemable at the option of the Company or the Holders.

Section 11. Anti-Dilution Adjustments.

(a) Adjustments. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events:

(i) The issuance of Common Shares as a dividend or distribution to all or substantially all holders of Common Shares, or a subdivision or combination of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares, in which event the Conversion Price shall be adjusted based on the following formula:

CP1 = CP0 x (OS0 / OS1)

CP0 = the Conversion Price in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification, as applicable

CP1 = the new Conversion Price in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification, as applicable

OS0 = the number of Common Shares outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification, as applicable

OS1 = the number of Common Shares that would be outstanding immediately after, and solely as a result of, the completion of (i) such dividend or distribution or (ii) such subdivision, combination or reclassification, as applicable

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared.

(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Shares of rights (other than rights, options or warrants distributed in connection with a shareholder rights plan (in which event the provisions of Section 11(a)(viii) shall apply)), options or warrants entitling them to subscribe for or purchase Common Shares for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Price will be decreased based on the following formula:

CP1 = CP0 x [(OS0+Y) / (OS0+X)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CP1 = the new Conversion Price in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of Common Shares outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of Common Shares issuable pursuant to such rights, options or warrants

Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Shares at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered.

(iii) The Company or one or more of its Subsidiaries purchases Common Shares pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 11(a)(v)) by the Company or a Subsidiary of the Company for all or any portion of the Common Shares, or otherwise acquires Common Shares (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms, or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per Common Share validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per Common Share for each of the five (5) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or Common Shares are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Price shall be decreased based on the following formula:

CP1 = CP0 x [(SP1 x OS0) / (FMV + (SP1 x OS1))]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Expiration Date

CP1 = the new Conversion Price in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of Common Shares outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of Common Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per Common Share for each of the five (5) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Price is required under this Section 11(a)(iii), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(iii).

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer, exchange offer or other commitment to acquire Common Shares through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be the Conversion Price that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Shares (other than for cash in lieu of fractional shares), any class of its Capital Shares, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 11(a)(i) or Section 11(a)(ii) hereof, (B) Distribution Transactions as to which Section 11(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 11(a)(vi) shall apply and (D) rights, options or warrants distributed in connection with a shareholder rights plan as to which Section 11(a)(viii) shall apply (any of such Capital Shares, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Price shall be decreased based on the following formula:

CP1 = CP0 x [(SP0 – FMV) / SP0]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CP1 = the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding Common Share on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Price in effect immediately prior to the effective date of the Distribution Transaction shall be decreased based on the following formula:

CP1 = CP0 x [MP0 / (FMV + MP0)]

CP0 = the Conversion Price in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CP1 = the new Conversion Price in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for a capital share or other interest distributed to holders of Common Shares on the principal United States securities exchange or automated quotation system on which such capital shares or other interests trade, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one capital share or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0 = the arithmetic average of the VWAP per Common Share for each of the five (5) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Price is required under this Section 11(a)(v), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this Section 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 11(a)(v).

(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Common Shares other than a Permitted Dividend, in which case the Conversion Price shall be decreased based on the following formula:

CP1 = CP0 x [(SP0 – C) / SP0]

CP0 = the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CP1 = the new Conversion Price in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per Common Share the Company distributes to all or substantially all holders of its Common Shares in excess of the Permitted Dividend; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Shares on the date the applicable cash dividend or distribution is made to holders of Common Shares, but without requiring such holder to convert its shares of Series A Preferred Shares, in respect of each Series A Preferred Share held by such holder, the amount of cash such holder would have received had such holder owned a number of Common Shares equal to the Conversion Price on the Record Date for such dividend or distribution provided that cash dividends in excess of $0.10 per Common Share per quarter (as adjusted for share splits and combinations, share dividends, recapitalizations and similar events) shall not be permitted if the Dividend on the Series A Preferred Shares for that quarter is not paid in cash, unless the Company’s U.S.-based insurance subsidiaries have Risk-Based Capital in excess of 325%, in which case higher cash dividends on the Common Shares shall be permitted and the conversion Price shall be adjusted as provided in this Section 11(a)(vi)

Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Price shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Price that would then be in effect if such had dividend or distribution not been declared.

(vii) [Intentionally omitted.]

(viii) If the Company has a shareholder rights plan in effect with respect to the Common Shares on any Conversion Date, upon conversion of any Series A Preferred Shares, Holders of such shares will receive, in addition to the applicable number of Common Shares, the rights under such rights plan relating to such Common Shares, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the Common Shares (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Price will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Shares as described in Section 11(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 11(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such shareholder rights are exchanged by the Company for Common Shares or other property or securities, the Conversion Price shall be appropriately readjusted as if such shareholder rights had not been issued, but the Company had instead issued such Common Shares or other property or securities as a dividend or distribution of Common Shares pursuant to Section 11(a)(i) or Section 11(a)(iv), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Common Shares actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 11(a)(viii), no adjustment shall be required to be made to the Conversion Price with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such shareholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Shares in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

(b) Calculation of Adjustments. All adjustments to the Conversion Price shall be calculated by the Company to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Price will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Price ; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c) When No Adjustment Required. (i) Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, or for the repurchase of Common Shares.

(ii) Except as otherwise provided in this Section 11, the Conversion Price will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(iii) No adjustment to the Conversion Price will be made:

(A) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B) upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs, including, without limitation, the Company’s Amended and Restated 2009 Equity Incentive Plan, 2014 Long Term Incentive Plan, and 2014 Non-Employee Director Incentive Plan;

(C) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Shares; or

(D) for a change in the par value of the Common Shares.

(d) Successive Adjustments. After an adjustment to the Conversion Price under this Section 11, any subsequent event requiring an adjustment under this Section 11 shall cause an adjustment to each such Conversion Price as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 11, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Price in accordance with this Section 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Price, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth the adjusted applicable Conversion Price.

(g) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Price or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Shares and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares pursuant to the conversion of Series A Preferred Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 11.

(h) Fractional Shares. No fractional Common Shares will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a Common Share multiplied by the Closing Price of the Common Shares on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole Common Share. In order to determine whether the number of Common Shares to be delivered to a Holder upon the conversion of such Holder’s Series A Preferred Shares will include a fractional share, such determination shall be based on the aggregate number of Series A Preferred Shares of such Holder that are being converted and/or issued on any single Conversion Date or Fundamental Change Repurchase Date.

Section 12. Adjustment for Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, amalgamation, scheme of arrangement, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the total voting power of the Voting Shares of the Company is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Shares are converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares into other securities;

other than, in each case, any such transaction that constitutes a Fundamental Change, with respect to which, for the avoidance of doubt, the provisions of Section 9 shall apply (each of which is referred to as a “Reorganization Event”), each Series A Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 12(d) and Section 13(b), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such Series A Preferred Share would have received in such Reorganization Event had such Holder converted its Series A Preferred Shares into the applicable number of Common Shares immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event and the Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company amalgamated or merged or which amalgamated with or merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Shares held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 12(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

(b) Successive Reorganization Events. The above provisions of this Section 12 shall similarly apply to successive Reorganization Events and the provisions of Section 11 shall apply to any Capital Shares received by the holders of the Common Shares in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Shares into Capital Shares of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 13. Voting Rights.

(a) General. Except as provided in Sections 13(b) and 13(c), Holders of Series A Preferred Shares shall be entitled to vote as a single class with the holders of the Common Shares and the holders of any other class or series of Capital Shares of the Company then entitled to vote with the Common Shares on all matters submitted to a vote of the holders of Common Shares (and, if applicable, holders of any other class or series of Capital Shares of the Company). Each Holder shall be entitled to the number of votes equal to the product of (i) the largest number of whole Common Shares into which all Series A Preferred Shares could be converted pursuant to Section 6 multiplied by (ii) a fraction the numerator of which is the number of Series A Preferred Shares held by such Holder and the denominator of which is the aggregate number of issued and outstanding Series A Preferred Shares, in each case, at and calculated as of the record date for the determination of shareholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of shareholders is first executed; provided that in no event shall the Series A Preferred Shares, or Common Shares received by such Holders on conversion of Series A Preferred Shares or as Dividends with respect to Series A Preferred Shares, be entitled to vote in excess of 9.9% of the aggregate voting power of the then-outstanding Common Shares on an as-converted basis or of the Voting Shares. Notwithstanding the foregoing, upon transfer of a Holder’s Series A Preferred Shares to an unaffiliated third party, the voting limitation will not apply to the transferee third party unless such transferee shall affirmatively elect to be limited in the same manner as the Holder transferor. The Holders shall be entitled to notice of any meeting of holders of Common Shares in accordance with the Bye-Laws.

(b) Adverse Changes. The affirmative vote of the Holders, voting as a separate class, of (x) at least a majority of the Series A Preferred Shares outstanding at such time, if given in person or by proxy, at any meeting called for the purpose or (y) at least three-fourths of the Series A Preferred Shares outstanding at such time, if given by written consent, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the Act:

(i) any amendment, alteration or repeal (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) of any provision of the Memorandum of Association, the Bye-Laws or this Certificate of Designations that would reasonably be expected to adversely affect any of the rights, preferences or privileges of the Series A Preferred Shares;

(ii) any amendment or alteration (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Memorandum of Association, the Bye-Laws or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any class or series of Capital Shares of the Company ranking senior to or pari passu with the Series A Preferred Shares as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or

(iii) any issuance of additional Series A Preferred Shares, other than in payment of Dividends on the outstanding Series A Preferred Shares;

provided, however, (A) that, with respect to the occurrence of any of the events set forth in clause (i) above, so long as (1) Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, or (2) the holders of the Series A Preferred Shares receive equity securities with rights, preferences, privileges and voting power substantially the same as those of the Series A Preferred Shares, then the occurrence of such event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Shares, and in such case such holders shall not have voting rights under this Section 13(b) with respect to the occurrence of any of the events set forth in clause (i) above and (B) that the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Shares) into, or the issuance of, Junior Shares will not require the vote of the holders of the Series A Preferred Shares.

(c) Each Holder of Series A Preferred Shares will have one vote per share on any matter on which Holders of Series A Preferred Shares are entitled to vote separately as a class, whether at a meeting or by written consent.

(d) For the avoidance of doubt and notwithstanding anything to the contrary in the Memorandum of Association or Bye-Laws of the Company, the Holders of Series A Preferred Shares shall have the exclusive consent and voting rights set forth in Sections 13(b) and 13(c) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Shares entitled to cast not less than three-fourths of the Series A Preferred Shares outstanding at such time.

Section 14. Transfer Restrictions. Each Holder of outstanding Series A Preferred Shares will not at any time, directly or indirectly (without the prior written consent of the Company), transfer any Series A Preferred Shares to any Person (other than the Company or its Subsidiaries) that, together with its Affiliates, to the knowledge of such Holder at the time it enters into such transaction (after reasonable inquiry), would be entitled to vote Series A Preferred Shares or Common Shares in excess of 9.9% of the aggregate voting power of the then-outstanding Common Shares on an as-converted basis or of the Voting Shares (the “Transfer Restriction Voting Threshold”); provided, that these restrictions shall not apply to transfers into the public market pursuant to a bona fide, broadly distributed underwritten public offering, in each case made pursuant to the Registration Rights Agreement or through a bona fide sale to the public without registration effectuated pursuant to Rule 144 under the Securities Act; provided, further, that in the event that the AM Best Financial Strength Rating of James River Insurance Company is downgraded or reduced below A- (Excellent), the Transfer Restriction Voting Threshold shall be 19.9%.

Section 15. Preemptive Rights. The Holders shall not have any preemptive rights.

Section 16. Term. Except as expressly provided in this Certificate of Designations, the Series A Preferred Shares shall not be redeemable or otherwise mature and the term of the Series A Preferred Shares shall be perpetual.

Section 17. Creation of Capital Shares. Subject to Section 13(b)(ii) and the Memorandum of Association and Bye-laws, the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional Capital Shares of the Company.

Section 18. No Sinking Fund. Series A Preferred Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 19. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Shares shall be Broadridge Corporate Issuer Solutions, Inc. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Shares and thereafter may remove or replace Broadridge Corporate Issuer Solutions, Inc. or such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

Section 20. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series A Preferred Shares are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series A Preferred Shares are issued, the Company shall not be required to issue replacement certificates representing Series A Preferred Shares on or after the Conversion Date applicable to such shares (except if any certificate for Series A Preferred Shares shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the Series A Preferred Shares not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver certificates representing the Common Shares issuable upon conversion of such Series A Preferred Shares formerly evidenced by the physical certificate.

Section 21. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Series A Preferred Shares or Common Shares or other securities issued on account of Series A Preferred Shares pursuant hereto or certificates representing such shares or securities. However, in the case of conversion of Series A Preferred Shares, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Series A Preferred Shares, Common Shares or other securities to a Beneficial Owner other than the Beneficial Owner of the Series A Preferred Shares immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the Series A Preferred Shares (and on the Common Shares received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

Section 22. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at James River Group Holdings, Ltd., Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08 Bermuda (Attention: Chief Executive Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register of Members or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 23. Facts Ascertainable. When the terms of this Certificate of Designations refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor; provided that the Secretary of the Company is provided copies upon execution or upon request. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of Series A Preferred Shares issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 24. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Shares granted hereunder may be waived as to all Series A Preferred Shares (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the Series A Preferred Shares then outstanding.

Section 25. Severability. If any term of the Series A Preferred Shares set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 11 day of November, 2024.

JAMES RIVER GROUP HOLDINGS, LTD.

By:	/s/ Frank N. D’Orazio
Name:	Frank N. D’Orazio
Title:	Chief Executive Officer

[Signature Page to Amended & Restated Certificate of Designations]